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                                                                 Exhibit (a)(13)

                              AIRSPAN NETWORKS INC.

                                  WITHDRAWAL OF
                   PREVIOUSLY TENDERED OPTIONS PURSUANT TO THE
                    OFFER TO EXCHANGE DATED DECEMBER 13, 2001

                         THE WITHDRAWAL RIGHTS EXPIRE AT
                         5:00 P.M., UXBRIDGE, U.K. TIME,
                              ON JANUARY 18, 2002,
                          UNLESS THE OFFER IS EXTENDED

To:  Airspan Networks Inc.
     Attention: Barbara Sheard
     Director of Human Resources
     Airspan Networks
     Cambridge House, Oxford Road
     Uxbridge, Middlesex UB8 1UN, UK
     Phone: +44 1895-467-110
     Fax: +44 1895-467-132


     Delivery of this withdrawal letter by regular external mail or courier to an address other than as set forth above or transmission via facsimile to a number other than as set forth above or transmission via e-mail or any form of interoffice mail will not constitute a valid delivery. It is, however, acceptable for employees to personally hand deliver their letter to Human Resources, provided that it is date stamped and acknowledged as received by Human Resources.

     Pursuant to the terms and subject to the conditions of the Offer to Exchange dated December 13, 2001, my acceptance letter and this withdrawal letter, I hereby withdraw the tender of all of my eligible options that I previously tendered pursuant to the offer to exchange and my acceptance letter.

To Airspan Networks Inc.:

     Upon the terms and subject to the conditions set forth in the Offer to Exchange dated December 13, 2001 (the "Offer to Exchange") and my Acceptance Letter, dated ___________, 200_ (the "Acceptance Letter" which, together with the Offer to Exchange, as they may be amended from time to time, constitutes the "Offer"), I tendered to Airspan Networks Inc., a Washington corporation (the "Company"), all of my options to purchase common shares of Airspan Networks Inc. (the "Common Shares") that were granted to me on or after October 1, 1999 under the Airspan Networks Inc. 1998 Stock Option and Restricted Stock Plan, as amended, and/or the Airspan Networks Inc. 2001 Supplemental Stock Option Plan that were outstanding on the Expiration Date (as defined below) (my "Tendered Options") in exchange for

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"New Options." Pursuant to the terms and subject to the conditions of the Offer,
I understand that I can withdraw the tender of my Tendered Options prior to 5:00 p.m., Uxbridge, U.K. time, on January 18, 2002, unless the Company has extended the period of time the Offer will remain open (the "Expiration Date"). In addition, I understand that I may also, pursuant to Rule 13e-(4)(f)(2)(ii) of the Securities Exchange Act, withdraw the tender of my eligible options after the expiration of forty (40) business days from the commencement of the offer if my options have not yet been accepted for payment by Airspan. Accordingly, under the terms and subject to the conditions set forth in the Offer and this Withdrawal Letter (this "Withdrawal Letter"), I, the undersigned, hereby withdraw the tender of all my Tendered Options.

     I understand and acknowledge that:

     (1) The Tendered Options that I hereby withdraw will be deemed not properly tendered for purposes of the Offer unless I re-tender those options prior to the Expiration Date by following the procedures described in Section 3 of the Offer to Exchange.

     (2) I must withdraw all of my Tendered Options; I may not withdraw only a portion of my Tendered Options. Upon withdrawal of my Tendered Options, I understand that all such options shall remain outstanding pursuant to their original terms and conditions, including their exercise prices and vesting schedule.

     (3) Neither the Company nor any other person is obligated to give notice of any defects or irregularities in any withdrawal letter, nor will anyone incur any liability for failure to give any such notice. The Company will determine, in its discretion, all questions as to the form and validity, including time of receipt, of withdrawal letters. The Company's determination of these matters will be final and binding.

     (4) All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns.

     (5) I agree to all of the terms and conditions of the Offer and this withdrawal letter.

     This letter must be completed and signed in the same name that appears on the Acceptance Letter previously submitted by the eligible employee who tendered the Tendered Options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title must be specified and proper evidence of the authority of such person to act in such capacity must be submitted with this letter.

     Important: To withdraw the tender of tendered options, the signed signature page of this withdrawal letter (or a facsimile copy thereof) must be received by the Company on or prior to the expiration date. A properly signed paper copy of the signature page of this letter must be delivered by regular external mail, courier or facsimile. Delivery by e-mail or any form of interoffice mail will not be accepted. It is, however, acceptable for employees to personally hand deliver their letter to Human Resources, provided that it is date stamped and acknowledged as received by Human Resources. The method by which the signed signature page is delivered is at the employee's option and risk, and the delivery will be deemed made only when actually received by the Company. If the signed signature

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page of this letter is delivered by regular external mail, the Company recommends that registered mail with return receipt requested be used. In all cases, sufficient time should be allowed to ensure timely delivery.

                                 SIGNATURE OF OWNER

                                 X______________________________________________
                                   (Signature of Holder or Authorized
                                    Signatory--
                                    See Instructions 1 and 3)

                                 Capacity:______________________________________

                                 Date:____________________, 200_

                                 Print Name:____________________________________

                                 Address:_______________________________________

                                 _______________________________________________

                                 _______________________________________________

                                 Telephone No.
                                    (with area code):___________________________


                                 Email Address:_________________________________



Withdrawal Letter